Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

Nuburu, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, reserved for future issuance pursuant to the 2022 Plan	Other(4)	3,721,113(2)	$0.299(4)	$1,112,613	$0.0001531	$170.34
Equity	Common Stock, $0.0001 par value per share, reserved for future issuance pursuant to the 2022 ESPP	Other(5)	744,222(3)	$0.255(5)	$189,777	$0.0001531	$29.05
Total Offering Amounts					$1,302,390	-	$199.39
Total Fees Previously Paid					-	-	-
Total Fee Offsets					-	-	-
Net Fee Due					-	-	$199.39

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock of Nuburu, Inc. (the “Registrant”) that become issuable under the Registrant’s 2022 Equity Incentive Plan (the “2022 Plan”) and the Registrant’s 2022 Employee Stock Purchase Plan (the “2022 ESPP”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Stock, as applicable.

(2)
Represents shares of Common Stock that were added to the shares reserved for future issuance under the 2022 Plan pursuant to an evergreen provision contained in the 2022 Plan.

(3)
Represents shares of Common Stock that were added to the shares reserved for future issuance under the 2022 ESPP pursuant to an evergreen provision contained in the 2022 ESPP.

(4)
Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices per share of the Registrant’s Common Stock reported on the NYSE American on July 15, 2025, a date within five business days prior to the filing of the registration statement to which this exhibit is attached.

(5)
Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are calculated on the basis of the average of the high and low prices per share of the Registrant’s Common Stock reported on the NYSE American on July 15, 2025, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2022 ESPP.